[KPMG LETTERHEAD]

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Guess?, Inc.:

        We consent to the use of our report dated March 7, 2001, except for the penultimate paragraph of Note 10 and the second paragraph of Note 7, which are as of March 15, 2001 and March 27, 2001, respectively, with respect to the consolidated balance sheets of Guess?, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ending December 31, 2000, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California
January 18, 2002